China Green Agriculture, Inc. Reports Third Quarter Fiscal Year 2011 Financial Results and Reaffirms Fiscal Year 2011 Guidance

-- Q3 FY 2011 sales increased 232.2% to $44.7 million, net income increased 77.6% to $9.5 million with EPS of $0.37*.
-- Q3 FY 2011 gross margin decreased to 38.2% from 60.3% Y-O-Y; operating margin decreased to 27.2% from 46.2% Y-O-Y*.
-- Q3 net income totaled $9.5 million, up 77.6% from $5.3 million in Q3 FY2010.
-- Company reaffirms the revised FY 2011 guidance: revenue, net income and EPS of at least $155.0 million, $31.5 million, and $1.17, respectively.
-- Management to host earnings conference call at 8:30am ET, Wednesday, May 11, 2011.

XI'AN, China, May 10, 2011 /PRNewswire-Asia-FirstCall/ -- China Green Agriculture, Inc. (NYSE: CGA) ("China Green Agriculture" or the "Company"), a producer and distributor of humic acid ("HA") based compound fertilizers, blended fertilizers, organic compound fertilizers, slow-release fertilizers and highly-concentrated water-soluble fertilizers and mixed organic-inorganic compound fertilizers through its wholly-owned subsidiaries in China, Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd. ("Jinong") and Beijing Gufeng Chemical Products Co., Ltd. ("Gufeng"), today announced the financial results for its fiscal year 2011 third quarter ending March 31, 2011.

Financial Summary

Third Quarter FY 2011 Results (USD)
(Three months ended March 31, 2011)

	Q3 FY2011	Q3 FY2010	CHANGE (%)*

Net Sales	$44.7 million	$13.4 million	+232.2%
Gross Profit	$17.0million	$8.1 million	+110.1%
Net Income	$9.5million	$5.3 million	+77.6%
EPS (Basic)	$0.37	$0.22	+ 66.0%
Basic Weighted Average Shares Outstanding	25.9 million	24.4 million	+6.2%
Fully Diluted Weighted Average Shares Outstanding	26.7 million	24.4million	+9.4%

*The Company’s results for the current fiscal quarter include the operating results of Beijing Gufeng Chemical Products Co., Ltd., a company organized under the laws of the People’s Republic of China, and its wholly-owned subsidiary, Beijing Tianjuyuan Fertilizer Co., Ltd., which the Company acquired in July 2010 and whose results were not included in the Company’s results for any period prior to the acquisition.

Nine months FY 2011 Results (USD)
(Nine months ended March 31, 2011)

	Nine Months	Nine Months	CHANGE (%)*
	FY2011	FY2010
Net Sales	$119.4million	$35.9 million	+232.8%
Gross Profit	$42.5 million	$21.8 million	+94.7%
Net Income	$23.5 million	$15.3 million	+53.5%
EPS (Basic)	$0.91	$0.66	+36.7%
Basic Weighted Average Shares Outstanding	25.9 million	23.1 million	+12.3%
Fully Diluted Weighted Average Shares Outstanding	26.3 million	23.1 million	+14.0%

*The Company’s results for the nine months ended March 31, 2011 include the operating results of Beijing Gufeng Chemical Products Co., Ltd., a company organized under the laws of the People’s Republic of China, and its wholly-owned subsidiary, Beijing Tianjuyuan Fertilizer Co., Ltd., which the Company acquired in July 2010 and whose results were not included in the Company’s results for any period prior to the acquisition.

“We are quite pleased with our strong performance this past quarter as we exceeded the high-end of our guidance for the quarter,” said Mr. Tao Li, Chairman and CEO . “Gufeng turned in strong numbers, demonstrating the benefits of its integration into our Company. The completion of the new 200,000 metric ton production line positions Gufeng well for the future.  Coupled with the remarkable revenue increase at Jinong, capacity expansion and product diversification are paying off and we expect this to be a sustained trend going forward. Finally, Phase One of the construction of our Yuxing facility has been completed and production will commence and contribute to revenues in our last quarter of fiscal year 2011.”

Third Quarter of FY2011 Results of Operations

 Net sales for the three months ended March 31, 2011 were $44.7 million, an increase of $31.2 million, or 232.2%, from $13.4 million for the three months ended March 31, 2010.

Gufeng contributed $26.1 million, or 58.5%, of  total net sales in the three months ended March 31, 2011. For the three months ended March 31, 2011, Jinong’s net sales increased $4.9 million, or 43.9%, to $16.2 million from $11.3 million for the three months ended March 31, 2010. This increase was mainly attributable to stronger sales of Jinong’s main stream products including both existing and new liquid fertilizers, powder fertilizers, and particularly, the lower-margin granular fertilizers released after  its 40,000 metric-ton production line began production in August 2009. Net sales of Xi’an Jintai Agriculture Development Technology Company, a wholly-owned subsidiary of Jinong (“Jintai”), which include sales of agricultural products, namely top-grade fruits, vegetables, flowers and colored seedlings which are produced using the Company’s own fertilizers were $2.3 million for the three months ended March 31, 2011, as compared to $2.2 million for the same period in 2010. Xi’an Hu County Yuxing Agriculture Technology Development Co., Ltd., a wholly-owned subsidiary of Jinong (“Yuxing”), had no revenues during the period ended March 31, 2011 but it is expected to begin production of agricultural products which will generate sales revenue during the fourth quarter of fiscal year 2011.

Cost of goods sold increased to $27.6 million, up $22.3 million, or 417.9%, from approximately $5.3 million reported in the third quarter of fiscal year 2010. This significant increase was mainly due to the costs attributable to the production and sale of Gufeng’s products, which accounted for 73.5% of total cost of goods sold.  Cost of sales as a percentage of sales was approximately 61.8% for the three months ended March 31, 2011 and 39.7% for the same period of fiscal year 2010.

Gross profit for the three months ended March 31, 2011 increased by $8.9 million, or 110.1%, to $17.0 million, as compared to $8.1 million for the three months ended March 31, 2010. Gross profit margin was approximately 38.2% and 60.3% for the three months ended March 31, 2011 and 2010, respectively. The decrease in gross profit margin was primarily due to the acquisition of Gufeng, which mainly sells low-margin granular fertilizer products. Gross profit not including Gufeng’s gross profit was $11.2 million with a gross profit margin of 60.5%.

Selling expenses were $1.7 million, or 3.7% of net sales, for the three months ended March 31, 2011 as compared to $0.6 million, or 4.2% of net sales, for the three months ended March 31, 2010, an increase of $1.1 million, or 193.3%. This increase was primarily due to the inclusion of Gufeng’s selling expenses for the 2011 period.

General and administrative expenses were $3.3 million, or 7.3% of net sales, for the three months ended March 31, 2011, as compared to $1.3 million, or 9.9% of net sales, for the three months ended March 31, 2010, an increase of $1.9 million. This increase was primarily the result of the inclusion of Gufeng’s general and administrative expenses and additional legal and investor relations fees incurred in connection with certain pending litigations. The general and administrative expenses of Gufeng were $0.9 million. In addition, the non-cash stock compensation expense was $1.0 million for the three months ended March 31, 2011, compared to $1.2 million for the same period a year ago.

Total operating expenses as a percentage of sales were 11.0% compared to 14.2% for the same period of last year.

Operating income was $12.1 million, up 95.3% from $6.2 million in the third quarter of fiscal year 2010. Operating margin was 27.2%, compared to 46.2% in the same quarter of fiscal year 2010.

Net income was $9.5 million, up 77.6% from $5.3 million during the same period in fiscal year 2010. For the three month period ended March 31, 2011, diluted net income per share was $0.35 as compared to $0.22 for the same period in 2010, based on diluted weighted average shares outstanding of 26.7 million and 24.4 million, respectively. Net income margin approximated 21.2% and 39.7% for the three months ended March 31, 2011 and 2010, respectively.

Nine Months FY2011 Results

For the nine months ending March 31, 2011, net sales increased 232.8% to $119.4 million, up from $35.9 million for the nine months ended March 31, 2010.  Gufeng contributed $66.8 million in net sales, representing 55.9% of our total net sales for the nine months ended March 31, 2011. For the first nine months of fiscal year 2011, Jinong's net sales, which accounted for 39.4% of total net sales, increased $16.5 million, or 53.9%, to $47.0 million from $30.6 million for the nine months ended March 31, 2010. Jintai's net sales were $5.6 million as compared to $5.3 million for the same period in 2010.

Gross profit increased 94.7% to $42.5 million, versus $21.8 million in the same period a year ago. Gross margin was 35.6% and 60.8% for the nine months ended March 31, 2011 and 2010, respectively. Operating income for the nine months rose 65.9% to $29.6 million compared to $17.9 million for the first nine months of fiscal year 2010. Net income for the nine months ended March 31, 2011 was $23.5 million, or $0.89 per fully diluted share, based on 26.3 million weighted average shares outstanding, as compared to 15.3 million, or $0.66 per fully diluted share, based on 23.1 million weighted average shares outstanding in the same period in 2010.

Financial Condition

As of March 31, 2011, cash and cash equivalents were $66.9 million, an increase of $4.6 million, or 7.4%, from $62.3 million as of June 30, 2010.

Our principal sources of liquidity include cash from operations, borrowings from local commercial banks and net proceeds of offerings of our securities consummated in July 2009 and November/December 2009.

“As we have maintained an agile R&D cycle, a larger sales force and more effective marketing of our high-end fertilizer products, we are very confident in our short term as well as long term prospects. Our accomplishments in the third quarter and since then increase our momentum as we continue to execute our comprehensive development strategy to achieve the $3 billion annual revenue goal in fiscal year 2020 under our recently announced ten-year growth plan,” concluded Chairman Li.

Fiscal Year 2011 Guidance

China Green Agriculture's revenue of $44.7 million for its third quarter of fiscal year 2011 exceeded the high end of its previously announced revenue guidance for the quarter of $41.8 million to $43.6 million. Net income of $9.5 million or $0.37 per share also exceeded the Company's net income guidance for the quarter of $8.2 million to $8.6 million, or $0.31 to $0.32 per share.

For the fiscal year ending June 30, 2011, management reaffirmed its revised revenue guidance of a range of $155.0 million to $165.0 million, net income guidance to a range of $31.5 million to $33.2 million and EPS guidance to a range of $1.17 to $1.24 based on 26.9 million weighted average shares.

Conference Call

The Company will host a conference call to discuss the third quarter 2011 financial results at 8:30 a.m. ET on Wednesday, May 11, 2011.

To participate in the conference call, please dial any of the following numbers:

USA:	1-877 407-8033
International:	1-201-689-8033

The conference ID for the call is 371744.

A replay of the call will remain available through 11:59 PM ET on May 25, 2011.

To access the replay, please dial any of the following numbers:

USA:	1-877-660-6853
International:	1-201-612-7415

Replay Pass codes (both required for playback):
Account:	286
Conference ID:	371744

This conference call will be broadcast live over the Internet. To listen to the live webcast, go to http://www.ir-site.com/cgagri/events.asp. Investors can also access the webcast at http://www.InvestorCalendar.com.

About China Green Agriculture, Inc.

The Company mainly produces and distributes humic acid-based compound fertilizers and other varieties of compound fertilizers through its wholly-owned subsidiaries, Jinong and Gufeng. Jinong produces and sells 149different kinds of fertilizer products, all of which are certified by the PRC government as Green Food Production Materials, as stated by the China Green Food Research Center. Jinong currently markets its fertilizer products to private wholesalers and retailers of agricultural farm products in 21 provinces, four autonomous regions and three central-government-controlled municipalities in the PRC. Jinong had 608 distributors in China. Gufeng, and its wholly-owned subsidiary, Beijing Tianjuyuan Fertilizer Co., Ltd., are Beijing-based producers of compound fertilizer, blended fertilizer, organic compound fertilizer and mixed organic-inorganic compound fertilizer. Gufeng produces and sells over 300 different kinds of fertilizer products, and h distributors in China. For more information, visit http://www.cgagri.com. The Company routinely posts important information on its website.

Safe Harbor Statement

This press release contains forward-looking statements concerning the Company's business, products and financial results. The Company's actual results may differ materially from those anticipated in the forward-looking statements depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, the execution of its ten-year growth plan and various other factors beyond the Company's control. All forward-looking statements are expressly qualified in their entirety by this Safe Harbor Statement and the risk factors detailed in the Company's reports filed with the SEC. China Green Agriculture undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release, except as required by applicable law or regulation.

For investor and media inquiries, please contact:

China Green Agriculture, Inc.
Mr. Ken Ren, Chief Financial Officer
Tel: +1-530-220-3026
Email: kenren@cgagri.com

Christensen
Rene Vanguestaine
Tel: +1-646-209-2574
+852-6686-1376
Email: rvanguestaine@christensenir.com

or

Kathy Li
Tel: +1-480-614-3036
Email: kli@christensenir.com